UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) August 14, 2006

MARKWEST ENERGY PARTNERS, L.P.

(Exact name of registrant as specified in its charter)

Delaware	001-31239	27-0005456
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

1515 Arapahoe Street, Tower 2, Suite 700, Denver, CO 80202

(Address of principal executive offices)

Registrant’s telephone number, including area code: 303-925-9200

Not Applicable.

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐                                    Written Communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                                    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                                    Pre-Commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                                    Pre-Commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 7.01.  Regulation FD Disclosure.

MarkWest Energy Partners, L.P. (the “Partnership”) is furnishing this Current Report on Form 8-K pursuant to Regulation FD in connection with the disclosure of textual information from a slide show presentation given at the Enercom Oil & Gas Conference on August 14, 2006.

The information in this Current Report on Form 8-K (including the exhibit) is furnished pursuant to Item 7.01 and shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section.  This Current Report will not be deemed an admission as to the materiality of any information in the report that is required to be disclosed solely by Regulation FD.

The Partnership does not have, and expressly disclaims, any obligation to release publicly any updates or any changes in the Partnership’s expectations or change in events, conditions, or circumstances on which any forward-looking statement is based.

The information included with this Current Report includes graphic images or slides used in the presentation.  These slides are available for viewing at our website, www.markwest.com, although we reserve the right to discontinue that availability at any time.

The information in this Current Report includes references to “EBITDA.”  EBITDA means earnings before interest expense, income taxes, depreciation and amortization.  We present EBITDA because such information is relevant and is used by management, industry analysts, investors, lenders and rating agencies to assess the financial performance and operating results of our fundamental business activities.  Management believes that the presentation of EBITDA is useful to lenders and investors because of its use in the midstream natural gas industry and for master limited partnerships as an indicator of the strength and performance of our ongoing business operations, including the ability to fund capital expenditures, service debt and pay distributions.  Additionally, management believes that EBITDA provides additional and useful information to our investors for trending, analyzing and benchmarking our operating results from period to period as compared to other companies that may have different financing and capital structures.  However, EBITDA should not be considered as an alternative to cash flows from operating activities as a measure of liquidity or as an alternative to net income as a measure of operating results in accordance with accounting principles generally accepted in the United States.

The information in this Current Report includes references to “net operating margin.”  Management evaluates contract performance on the basis of net operating margin (a "non-GAAP" financial measure), which is defined as income (loss) from operations, excluding facility expense, selling, general and administrative expense, depreciation, amortization, impairments and accretion of asset retirement. These charges have been excluded for the purpose of enhancing the understanding by both management and investors of the underlying baseline operating performance of our contractual arrangements, which management uses to evaluate our financial performance for purposes of planning and forecasting. Net operating margin does not have any standardized definition and therefore is unlikely to be comparable to similar measures presented by other reporting companies. Net operating margin results should not be evaluated in isolation of, or as a substitute for our financial results prepared in accordance with United States GAAP. Our usage of net operating margin and the underlying methodology in excluding certain charges is not necessarily an indication of the results of operations expected in the future, or that we will not, in fact, incur such charges in future periods.

The information in this Current Report includes references to “distributable cash flow.”  Distributable cash flow is a financial measure that is not calculated in accordance with accounting principles generally accepted in the United States of America (“GAAP”).  With the exception of sustaining capital expenditures, the amounts included in the calculation of distributable cash flow are computed in accordance with GAAP.  Sustaining capital expenditures include only those capital expenditures that do not increase the capacity of an asset or generate additional revenues or cash flows from operations.  A reconciliation of distributable cash flow to net cash provided by operating activities, our most directly comparable GAAP financial measure, is provided within the Exhibit.  We believe that investors benefit from having access to the same financial measure being utilized by management.  Distributable cash flow is a significant metric used by our management to compare cash flows generated by the Partnership to the cash distributions we make to our partners.  Using this metric, management can compute the coverage ratio of these cash flows to cash distributions.  This is an important financial measure of our limited partners (including public unitholders) because it is an indicator of our success in providing a cash return on their investment.  Specifically, this financial measure shows investors whether or not the Partnership is generating cash flows at a level that can sustain or support an increase in our quarterly cash distributions paid to partners.  Lastly, distributable cash flow is the quantitative standard used throughout the investment community with respect to publicly-traded energy limited partnerships.

ITEM 9.01. Financial Statements and Exhibits

(d)         Exhibits.

Exhibit No.	Description of Exhibit
99.1	Slide show presented at the Enercom Oil & Gas Conference on August 14, 2006

SIGNATURE

                Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

MARKWEST ENERGY PARTNERS, L.P.
(Registrant)

Date: August 15, 2006	By:	/s/ NANCY K. MASTEN
Nancy K. Masten
Chief Accounting Officer